I hereby consent to the incorporation by reference in the Registration Statements on Form S-8 of Novo Integrated Sciences, Inc. of my report dated December 6, 2017, relating to the financial statements, which appears in Form 10-K.

/s/ AJ Robbins CPA LLC

AJ Robbins CPA LLC

Denver, Colorado

January 23, 2018

aj@ajrobbins.com

3773 Cherry Creek North Drive, Suite 575 East, Denver, Colorado 80209

(B)303-331-6190 (M)720-339-5566 (F)303-845-9078